Calculation of Filing Fee Tables
F-3
TAKEDA PHARMACEUTICAL CO LTD
Table 1: Newly Registered and Carry Forward Securities
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	1	Debt	Senior Debt Securities of Takeda Pharmaceutical Company Limited	457(r)				0.0001531
Fees to be Paid	2	Debt	Guaranteed Senior Debt Securities of Takeda U.S. Financing, Inc.	457(r)				0.0001531
Fees to be Paid	3	Other	Guarantees of Takeda Pharmaceutical Company Limited in connection with Guaranteed Senior Debt Securities	Other				0.0001531	$ 0.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 0.00		$ 0.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 0.00
Offering Note
[1]	(1a) An indeterminate aggregate initial offering price or number of securities are being registered and may from time to time be offered at indeterminate prices. (1b) In accordance with Rules 456(b) and 457(r) under the Securities Act, the Registrants are deferring payment of all of the registration fee.

[2]	See notes (1a) & (1b) above.

[3]	Pursuant to Rule 457(n), no separate fee for the guarantees is payable.